                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Weider Nutrition Intl.
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                     948603105
                        --------------------------------
                                 (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 9 Pages

CUSIP No. 948603105


--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Delaware
     Organization

--------------------------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-       Power                0
ficially
Owned by       -----------------------------------------------------------------
Reporting      (6) Shared Voting        728,200
Person With        Power
               -----------------------------------------------------------------
               (7) Sole Disposi-
                   tive Power           0
               -----------------------------------------------------------------
               (8) Shared               728,200
                   Dispositive
                   Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             728,200
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by Amount              8.081%
     in Row 9
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IV
     (See Instructions)


                                Page 2 of 9 Pages

CUSIP No. 948603105


--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Resource Series Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of             State of Delaware
     Organization
--------------------------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-       Power                0
ficially
Owned by       -----------------------------------------------------------------
Reporting      (6) Shared Voting        395,000
Person With        Power
               -----------------------------------------------------------------
               (7) Sole Disposi-
                   tive Power           0
               -----------------------------------------------------------------
               (8) Shared               395,000
                   Dispositive
                   Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             395,000
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by Amount              4.383%
     in Row 9
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IV
     (See Instructions)


                                Page 3 of 9 Pages

CUSIP No. 948603105


--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Asset Management
     S.S. or I.R.S. Identifica-         Company
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of             State of Washington
     Organization
--------------------------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-       Power                0
ficially       -----------------------------------------------------------------
Owned by       (6) Shared Voting
Reporting          Power                1,123,200
Person With    -----------------------------------------------------------------
               (7) Sole Disposi-
                   tive Power           0
               -----------------------------------------------------------------
               (8) Shared
                   Dispositive Power    1,123,200
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             1,123,200 (1)
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented
     by Amount in Row 9                 12.464%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IA

------------------------

     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and includes the shares reported in this joint 13G by SAFECO Common Stock Trust and SAFECO Resource Series Trust.


                                Page 4 of 9 Pages

CUSIP No. 948603105

     (See Instructions)

--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Washington
     Organization
--------------------------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-       Power                 0
ficially       -----------------------------------------------------------------
Owned by       (6) Shared Voting
Reporting          Power                1,123,200
Person With    -----------------------------------------------------------------
               (7) Sole Disposi-
                   tive Power           0
               -----------------------------------------------------------------
               (8) Shared
                   Dispositive Power    1,123,200
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             1,123,200 (2)
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented
     by Amount in Row 9                 12.464%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           HC
     (See Instructions)
------------------------

     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as adviser.


                                Page 5 of 9 Pages

CUSIP No. 948603105


--------------------------------------------------------------------------------


Item 1(a).     Name of Issuer:  See front cover

Item 1(b).     Address of Issuer Principal Executive Offices:

               1960 South 4250 West, Salt Lake City, UT 84104

Item 2(a).     Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).     Address of Principal Business Office or, If None, Residence:

               SAFECO Common Stock Trust, SAFECO Resource Series Trust,
               SAFECO Corporation:  SAFECO Plaza, Seattle, WA  98185
               SAFECO Asset Management Company: 601 Union Street, Suite 2500, Seattle, WA 98101

Item 2(c).     Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d).     Title of Class of Securities:   See front cover page.

Item 2(e).     CUSIP Number:   See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the persons filing are:

        (a)    ( )       Broker or Dealer registered under Section 15 of the
                         Act.
        (b)    ( )       Bank as defined in Section 3(a)(6) of the Act.
        (c)    ( )       Insurance Company as defined in Section 3(a)(19) of the
                         Act.
        (d)    (X)       Investment Company registered under Section 8 of the
                         Investment Company Act.
        (e)    (X)       Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.
        (f)    ( )       Employee Benefit Plan, Pension Fund which is subject to
                         provisions of Employee Retirement Income Security Act
                         of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
        (g)    (X)       Parent Holding Company in accordance with Rule
                         13d-1(b)(ii)(G).
        (h)    ( )       Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                Page 6 of 9 Pages

CUSIP No. 948603105


Item 4.   Ownership:

          Items (a) through (c): See items 1 and 5-11 of the cover pages (pp
          2-5).

          SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5. Ownership of 5% or Less of a Class: As of December 31, 1997, SAFECO Resource Series Trust ceased to be the beneficial owner of more than 5% of the common stock of Weider Nutrition Intl.

Item 6. Ownership of More than 5% on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4).

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9.   Notice of Dissolution of Group.  Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 7 of 9 Pages

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CUSIP No. 948603105


Exhibits.

          The statement required by Rule 13d-1(f) is attached as Exhibit A.


Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 1998                 SAFECO Corporation



                                        By /s/ Ronald L. Spaulding
                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer


                                        SAFECO Common Stock Trust



                                        By /s/ Ronald L. Spaulding
                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer


                                        SAFECO Resource Series Trust



                                        By /s/ Ronald L. Spaulding
                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer



                                        SAFECO Asset Management Company



                                        By /s/ Neal A. Fuller
                                           -----------------------------
                                           Neal A. Fuller, Secretary


                                Page 8 of 9 Pages

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, SAFECO Common Stock Trust and SAFECO Resource Series Trust each agree that Schedule 13-G filed by them with regard to Weider Nutrition Intl.'s common stock is filed on behalf of each of them.


Date: February 10, 1998                 SAFECO Corporation



                                        By /s/ Ronald L. Spaulding
                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer


                                        SAFECO Common Stock Trust



                                        By /s/ Ronald L. Spaulding

                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer


                                        SAFECO Resource Series Trust



                                        By /s/ Ronald L. Spaulding
                                           -----------------------------
                                           Ronald L. Spaulding, Treasurer


                                        SAFECO Asset Management Company



                                        By /s/ Neal A. Fuller
                                           -----------------------------
                                           Neal A. Fuller, Secretary


                                Page 9 of 9 Pages